EXHIBIT 2.4

                          INVENTORY PURCHASE AGREEMENT

Agreement entered into this 12th day of March, 1999, by and between Supreme International Corporation, a Florida corporation with its principal place of business at 3000 N.W. 107th Avenue, Miami, Florida 33172 ("Supreme"), and Phillips-Van Heusen Corporation, a Delaware corporation with its principal place of business at 200 Madison Avenue, 18th Floor, New York, New York 10016 ("Van Heusen")

         WHEREAS, the United States Bankruptcy Court of the Southern District of New York has granted Supreme the right to purchase certain assets including trademarks and inventory of Salant Corporation;

         WHEREAS, Van Heusen wishes to license certain of the trademarks and to purchase the inventory;

         NOW THEREFORE, the parties hereto, in consideration of the mutual agreements herein contained and promises herein expressed, and for other good consideration acknowledged by each of them to be satisfactory and adequate, do hereby agree as follows:

1. Van Heusen represents that it has received and reviewed the Purchase and Sale Agreement among Salant Corporation, Frost Bros. Enterprises, Inc., Maquiladora Sur, S.A. de C.V. and Supreme International Corporation, ("the Agreement").

2.  All defined terms used herein shall be used as defined in the Agreement.

3. Concurrently with Supreme's purchase of the Inventory, Van Heusen agrees to purchase the Inventory from Supreme on the same terms and conditions pursuant to which Supreme is required to purchase the Inventory in the Agreement.

4. Van Heusen agrees to conduct all due diligence on the value of the Inventory including participation in the Count and participation in the acceptance of, or objection to, the Closing Date Statement.

5. Van Heusen agrees to be bound by all the terms and conditions of the Agreement which relate to the purchase of the Inventory as if Van Heusen were a party to the Agreement.

6. The parties will each file, to the extent required by Law, a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with the Federal Trade Commission and the Antitrust Division of the Department of


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    Justice. Approval by such agencies of the transactions contemplated hereby will be necessary to consummate such transactions.

7. The Royalties set forth in the two trademark license agreements between Supreme and Van Heusen of even date herewith (the "License Agreements") shall be due and payable on the sale of the Inventory by Van Heusen at retail and wholesale in accordance with the terms of the License Agreements.

8. This Agreement shall be binding upon, and inure to the benefit of, all the Parties and their respective successors, legal representatives and assigns. Nothing herein shall create or be deemed to create any third party beneficiary rights in any person or entity not a party hereto. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other party, and any attempted assignment without the required consents shall be void.

9. Each of the parties hereto acknowledges that the other will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement. In such event, the performing party shall have the right, in addition to any other rights it may have, to specific performance of this Agreement.

10. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties. In pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart.

11. The failure of any Party at any time or times to enforce or require performance of any provision hereof shall in no way operate as a waiver of affect the right of such Party at a later time to enforce the same. No waiver by any Party of any condition or the breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition or of any term, covenant, representation or warranty contained in this Agreement. Any agreement on the party of a Party hereto to a waiver shall be valid only if set forth in an instrument in writing signed by such Party.

11. If any provision of this Agreement shall hereafter be held to be invalid or unenforceable for any reason, that provision shall be reformed to the maximum extent permitted to preserve the Parties' original intent, failing which, it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstances, or of rendering invalid any other provisions contained herein to the extent that such other provisions are not themselves actually in conflict with any applicable law.

12. This Agreement shall be deemed to have been made, entered into, and finally executed and delivered in the State of Florida and all rights and duties of the parties hereto shall be governed, controlled, interpreted and defined by and under the laws of the State of Florida except the rules governing choice of law.

13. Each of the Parties represents and warrants to the other that, except for Salant's retention of Conway Del Genio Gries & Co., LLC, the fees and expenses of which

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    shall be paid by Salant, no broker or finder has acted on its behalf in connection with the transactions contemplated by this Agreement. Each of the Parties agrees to indemnify, defend and hold the other party harmless against any claim or demand for any commission, compensation or other payment by any other broker, finder or similar agent claiming to have been or that was in fact employed by or on behalf of it.



IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.


                                            PHILLIPS-VAN HEUSEN CORPORATION


                                            By: /S/ PAMELA N. HOOTKEN

                                            Name: PAMELA N. HOOTKEN

                                            Title: VICE PRESIDENT




                                            SUPREME INTERNATIONAL CORPORATION

                                            By: /S/ GEROGE FELDENKREIS

                                            Name: GEORGE FELDENKREIS

                                            Title: CHAIRMAN